--------                                             ---------------------------
 FORM 3                                                    OMB APPROVAL
--------                                             ---------------------------
                                                     OMB Number:  3235-0104
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response.....0.5
                                                     ---------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person

     Hughes Communications, Inc.
-----------------------------------------------------------
     (Last)       (First)        (Middle)

     1500 Hughes Way
-----------------------------------------------------------
                  (Street)

     Long Beach,  California        90810
-----------------------------------------------------------
     (City)        (State)          (Zip)

-----------------------------------------------------------

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     5/16/1997
-----------------------------------------------------------

3.   IRS or Social Security Number of
     Reporting Person (Voluntary)

     95-3884435
-----------------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol

     PanAmSat Corporation  SPOTD
-----------------------------------------------------------

5.   Relationship of Reporting Person to Issuer
              (Check all applicable)

           Director                    X   10% Owner
     -----                           -----

           Officer (give                   Other (specify
     -----          title below)     -----        below)


         ------------------------------------

6.   If Amendment, Date of Original
     (Month/Day/Year)

-----------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable
     Line)
-----  Form filed by One Reporting Person

  X    Form filed by More than One Reporting Person
------
-----------------------------------------------------------

Table 1 - Non-Derivative Securities Beneficially Owned

-----------------------------------------------------------


1.   Title of Security
     (Instr. 4)

-----------------------------------------------------------
     Common Stock, $.01 par value per share
-----------------------------------------------------------


2.   Amount of Securities Beneficially Owned
     (Instr. 4)

-----------------------------------------------------------
     106,622,807
-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

3.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr. 5)

-----------------------------------------------------------
     D
-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exer-    3. Title and Amount of Securities  4. Conver-   5. Owner-   6.  Nature of Indirect
   (Instr. 4)                       cisable and      Underlying Derivative Security     sion or      ship         Beneficial
                                    Expiration       (Instr. 4)                         Exercise     Form of      Ownership
                                    Date                                                Price of     Deriv-       (Instr. 5)
                                   (Month/Day/                                          Deri-        ative
                                    Year)                                               vative       Security:
                                 ---------------- ---------------------------------     Security     Direct
                                 Date    Expira-                         Amount                      (D) or
                                 Exer-   sion              Title         of                          Indirect
                                 cisable Date                            Number                      (I)
                                                                         of                         (Instr. 5)
                                                                         Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

** Intentional misstatements or omissions of facts constitut                  /s/ Jerald F. Farrell                  5/27/97
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.             --------------------------------     ------------------
   78ff(a).                                                                  **Signature of Reporting Person            Date
                                                                               Jerald F. Farrell
                                                                               President
Note: File three copies of this Form, one of which must be manually signed.                                       Page 2 of 4
      If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

--------                                             ---------------------------
 FORM 3                                                    OMB APPROVAL
--------                                             ---------------------------
                                                     OMB Number:       3235-0104
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response......0.5
                                                     ---------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person

     General Motors Corporation
-----------------------------------------------------------
     (Last)       (First)        (Middle)

     3044 West Grand Boulevard
-----------------------------------------------------------
                  (Street)

     Detroit,     Michigan          90810
-----------------------------------------------------------
     (City)        (State)          (Zip)

-----------------------------------------------------------

2.   Date of Event Requiring Statement
     (Month/Day/Year)

     5/16/1997
-----------------------------------------------------------

3.   IRS or Social Security Number of
     Reporting Person (Voluntary)

     38-0572515
-----------------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol

     PanAmSat Corporation  SPOTD
-----------------------------------------------------------

5.   Relationship of Reporting Person to Issuer
              (Check all applicable)

           Director                    X   10% Owner
     -----                           -----

           Officer (give                   Other (specify
     -----          title below)     -----        below)


         ------------------------------------

6.   If Amendment, Date of Original
     (Month/Day/Year)

-----------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable
     Line)
-----  Form filed by One Reporting Person

  X    Form filed by More than One Reporting Person
-----
-----------------------------------------------------------

Table 1 - Non-Derivative Securities Beneficially Owned

-----------------------------------------------------------


1.   Title of Security
     (Instr. 4)

-----------------------------------------------------------
     Common Stock, $.01 par value per share
-----------------------------------------------------------


2.   Amount of Securities Beneficially Owned
     (Instr. 4)

-----------------------------------------------------------
     106,622,807
-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

3.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr. 5)

-----------------------------------------------------------
     I
-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)

-----------------------------------------------------------
     By Hughes Communications, Inc., a wholly owned
-----------------------------------------------------------
     indirect subsidiary of General Motors Corporation
-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, See Instruction
   5(b)(v).


FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exer-    3. Title and Amount of Securities  4. Conver-   5. Owner-   6.  Nature of Indirect
   (Instr. 4)                       cisable and      Underlying Derivative Security     sion or      ship         Beneficial
                                    Expiration       (Instr. 4)                         Exercise     Form of      Ownership
                                    Date                                                Price of     Deriv-       (Instr. 5)
                                   (Month/Day/                                          Deri-        ative
                                    Year)                                               vative       Security:
                                 ---------------- ---------------------------------     Security     Direct
                                 Date    Expira-                         Amount                      (D) or
                                 Exer-   sion              Title         of                          Indirect
                                 cisable Date                            Number                      (I)
                                                                         of                         (Instr. 5)
                                                                         Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute                 /s/ Thomas A. Gottschalk               5/27/97
   Federal Criminal Violations. Sec 18 U.S.C. 1001 and 15 U.S.C.             --------------------------------     ------------------
   78ff(a).                                                                  **Signature of Reporting Person            Date
                                                                               Thomas A. Gottschalk
                                                                               Senior Vice President and
                                                                               General Counsel

Note: File three copies of this Form, one of which must be manually signed.                                       Page 4 of 4
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
